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For Immediate Release
---------------------
April 7, 2005


            NORDSTROM MARCH SAME-STORE SALES INCREASE 5.5 PERCENT
            -----------------------------------------------------

     SEATTLE - April 7, 2005 - Nordstrom, Inc. (NYSE: JWN) today reported preliminary sales of $657.3 million for the five-week period ending April 2, 2005, an increase of 6.7 percent compared to sales of $616.3 million for the five-week period ending April 3, 2004. Same-store sales increased 5.5 percent
(1).

     Preliminary quarter-to-date sales of $1.1 billion increased 7.6 percent compared to 2004 quarter-to-date sales of $1.0 billion. Quarter-to-date same-store sales increased 6.3 percent.

Sales Recording
     To hear Nordstrom's prerecorded March sales message, please dial (402) 220-6036. This recording will be available for one week.

SALES SUMMARY                  Total Sales                      Same-store Sales (1)
                               -----------                      ----------------
(unaudited;          Fiscal       Fiscal     Percent       Total   Full-Line   Rack
 $ in millions)        2005         2004    Increase      Retail      Stores   Stores
                  ---------    ---------    --------      ------   ---------   ------
March                $657.3       $616.3        6.7%        5.5%        3.7%    15.4%
Quarter-to-Date    $1,122.7     $1,043.7        7.6%        6.3%        4.5%    16.7%

Number of stores
 Full-line              95           93
 Rack and other         56           56
 International
 Faconnable
  boutiques             31           31
                       ---          ---
     Total             182          180

Gross square
 footage         19,550,000  19,289,000

Balance Sheet and Cash Flow Restatements
     Tomorrow, April 8, 2005, Nordstrom is planning to file an amended Form 10-K for the year ended January 31, 2004, along with an accompanying Form 8-K report, in order to correct two errors in previously issued balance sheet and cash flow statements. The corrections relate to an evaluation of Nordstrom's lease accounting policy, which was first announced along with fourth quarter earnings in February. Previously reported net earnings, earnings per share, shareholders' equity and long-term debt are not impacted by these corrections.









(1) Effective February 2005, Nordstrom Direct sales, which include catalog and Internet, are included in Total Retail same-store sales. To serve as a basis for comparison, as this was not the case last year, a presentation of 2004 monthly, quarterly and full-year same-store sales that includes Nordstrom Direct is available on the Investor Relations homepage of our website under Recent Reports.
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Future Reporting Dates
Nordstrom's financial release calendar for the next several months is currently planned as follows:
                  April Sales Release                 Thurs., May 5, 2005
                  First Quarter Earnings              Tues., May 17, 2005
                  Shareholder Meeting                 Tues., May 24, 2005
                  May Sales Release                   Thurs., June 2, 2005
                  June Sales Release                  Thurs., July 7, 2005

     Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 151 US stores located in 27 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 95 full-line stores, 49 Nordstrom Racks, five Faconnable boutiques, one free-standing shoe store, and one clearance store. Nordstrom also operates 31 international Faconnable boutiques in Europe. Additionally, Nordstrom serves customers through its online presence at http://www.nordstrom.com and through its direct mail catalogs.

Investor Contact:                             Media Contact:
Stephanie Allen, 206-303-3262                 Deniz Anders, 206-373-3038